AMENDMENT 2008-1
TO THE
EMPLOYMENT AGREEMENT
     THIS AMENDMENT 2008-1, dated as of December 30, 2008, by and between GSI Commerce, Inc. (“Employer”) and Michael G. Rubin (“Executive”).
RECITALS
     Employer and Executive previously entered into an Employment Agreement effective August 23, 2006 (the “Employment Agreement”).
     Employer and Executive desire to amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code.
     NOW, THEREFORE, Employer and Executive hereby agree that, effective January 1, 2009, the Employment Agreement shall be amended as follows:
1.	The language “as soon as practicable” in Sections 5.1, 5.2 and 5.3 shall hereby be replaced with “within 60 days.”

2.	The second sentence in Section 5.4 is hereby deleted and replaced in its entirety to read as follows:

“Notwithstanding the foregoing, Executive shall be entitled to the following payments and benefits upon such termination by Employer without Cause:
          (i) Payment of severance in the amount of $2,525,000 payable in installments over a period of twenty-four (24) months following the date of termination (payable in accordance with the then current payroll policies of Employer with the first installment being paid within sixty (60) days following Executive’s date of termination, subject to the application of Section 5.8);
          (ii) Executive shall be entitled to continue to receive health and dental benefits under Employer’s health and dental plans for a period of twenty-four (24) months following the date of termination (the “Severance Period”) at the level in effect immediately prior to Executive’s date of termination. Executive shall pay to Employer on the last day of each month preceding the month that the health and dental coverage continuation shall be provided, the full cost of the monthly premiums equal to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) cost of continued health and dental coverage under the health and dental plans of Employer. The first such payment shall be paid to Employer on the last day of the month in which Executive’s date of termination occurs. Executive shall receive a monthly reimbursement payment during the Severance Period, on the first payroll date of each month, equal to the monthly COBRA cost of continued health and dental coverage under the health and dental plans of Employer, less the amount that Executive would be required to contribute for health and dental coverage if Executive were an active employee. Reimbursements under this Section 5.4(ii) shall commence on the first payroll date occurring in the month following the month in which Executive’s date of termination occurs and shall continue until the earlier of (A) the end of the Severance Period, (B) the first day of the month following the commencement of health and dental coverage with another employer, or (C) the date Executive ceases to pay when due the premiums charged by Employer for the applicable benefits;
          (iii) Any benefits which are to be continued or paid after the date of termination in accordance with the terms of the benefit plans or programs of Employer; and
          (iv) Payment, in a lump sum within sixty (60) days following the date of termination, of the Accrued Benefits.
3.	Section 5.8 is hereby deleted in its entirety and replaced with the following:

“This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of Executive’s taxable year next following Executive’s taxable year in which the related taxes are remitted to the taxing authority. Benefits payable under this Agreement will be subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment to Executive be delayed until six (6) months after separation from service if Executive is a “specified employee” within the meaning of the aforesaid Section of the Code at the time of such separation from service. If Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within sixty (60) days after the date of Executive’s death.”
4.	The language “unless Executive elects in writing a different order” in the second to last sentence in the first paragraph of Section 5.9 and the language “unless Executive elects in writing a different order for cancellation” in the last sentence in the first paragraph of Section 5.9 is hereby deleted in its entirety.

5.	In all respects not modified by this Amendment 2008-1, the Employment Agreement is hereby ratified and confirmed.

6.	This Amendment 2008-1 shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania, without giving effect to any choice or conflict of law provisions thereof.

7.	This Amendment 2008-1 may be executed in one or more counterparts, each of which shall be deemed and original but all of which together will constitute one and the same instrument.
[Signature Page Follows]

     IN WITNESS WHEREOF, Employer and Executive agree to the terms of the foregoing Amendment 2008-1, effective as of the date set forth above.

GSI COMMERCE, INC.

By: Name:	/s/ Arthur H. Miller Arthur H. Miller
Title:	EVP

EXECUTIVE

/s/ Michael G. Rubin

Michael G. Rubin

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